Exhibit 10.2
[RENEGY LETTERHEAD]
October 1, 2008
Robert M. Worsley
60 E. Rio Salado Parkway
Suite 1012
Tempe, Arizona 85281
Re: Resignation as President; Amendment of your Employment Agreement dated May 8, 2007
Dear Bob:
     This letter agreement is intended to formalize your resignation as President of Renegy Holdings, Inc. (the “Company”) and amend certain provisions and to clarify and confirm our mutual understanding concerning certain aspects of your Employment Agreement, dated May 8, 2007, between you and the Company (your “Employment Agreement”).
     Your resignation as President of the Company shall be effective October 1, 2008. You shall continue to serve as Chief Executive Officer of the Company in accordance with the terms of your Employment Agreement.
     Notwithstanding any provision in your Employment Agreement to the contrary, you agree and acknowledge that your employment with the Company shall be as Chief Executive Officer and not as President and your Employment Agreement shall be deemed amended to remove any reference to the position of President therein. Further, you agree and acknowledge that your resignation as President and the amendment to the payment terms of your Base Salary (as set forth below) shall not constitute “Good Reason” as that term is defined in your Employment Agreement.
     In addition, you agree that 50% of your Base Salary to be earned for the period between October 1, 2008 and December 31, 2008 will be payable in restricted stock instead of cash. Accordingly, your Base Salary, which is currently $400,000 on an annual basis, for the period between October 1, 2008 and December 31, 2008 will be payable as follows, subject to your continued employment with the Company and the terms of your Employment Agreement:
     (i)     $50,000 will be payable in cash in accordance with normal payroll practices; and
     (ii)    $50,000 will be payable in the form of 25,000 shares of the Company’s restricted stock (based on the $2.00 closing price of the Company’s common shares on October 1, 2008) issued as of October 1, 2008 and vesting in full on December 31, 2008.

     The intent of this letter agreement is for all payments made hereunder to comply with the requirements of Section 409A; to the extent any terms of this letter agreement are ambiguous, such terms shall be interpreted in accordance with such intent.
     Except as described in the above amendments, this letter agreement does not change your Employment Agreement in any way. All capitalized terms not defined herein shall have the meaning ascribed thereto in the Employment Agreement.
     This instrument may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
[Signature Page Follows]

     Please confirm you understanding and agreement to the above by signing in the place indicated below.

Very truly yours, RENEGY HOLDINGS, INC.
/s/ Robert W. Zack
Name:	Robert W. Zack
Title:	Chief Financial Officer

Agreed and Accepted:

/s/ Robert M. Worsley
Robert M. Worsley